Exhibit 10.9

                              Envirokare Tech, Inc.
                          2255 Glades Road, Suite 112E
                              Boca Raton, FL 33431
                       Ph. 561-989-9960 Fax. 561-989-8544



May 8, 2001


Charles H. Stein
5345 Pine Tree Drive
Miami Beach, FL  33140


Dear Charles,

This letter will serve to confirm our telephone conversation wherein I advised you of Envirokare Tech, Inc.'s (the "Company") intent to cancel 400,000 of your stock options due to your failure to secure $200,000 in financing for the Company by April 23, 2001 as provided for in our Agreement of March 14, 2001.

You further agree to the cancellation of your Employment Contract effective May 1, 2001. In lieu of receiving $20,000 as provided for in the amendment of March 14, 2001 you agree to accept $2,000 per month commencing June 1, 2001 for 10 months.

In the event you are able to arrange financing for the Company in the future, the Company agrees to reinstate your stock options on a pro rata basis to the amount of money raised i.e. if you raise $100,000, 200,000 in stock options will be reinstated.

It is further agreed subject to Board approval, that as of May 1, 2001 you relinquished your titles as Chairman of the Board and CEO and became Vice Chairman.

If this letter is in accordance with our verbal agreement please indicate so by signing your name on the line below and returning an executed copy to me.

Envirokare Tech, Inc.                              /S/   CHARLES H. STEIN
                                                 ------------------------------
                                                 Charles H. Stein

  /S/   STEVE PAPPAS          .
-------------------------------

By:      Steve Pappas
         President